Exhibit (a)(1)(M)

thinkorswim Group Inc.

Tender Offer Conversion Form

TOS options to TOS RSUs to AMTD (post-merger)

					If the VWAP for AMTD immediately prior to the merger is:			$14.71
					EXAMPLE of SWIM-to-AMTD Exchange
If the exercise price of the eligible option is:	The exchange ratio would be (eligible options to RSUs):	Input number of options here	Exchange Ratio	Equivalent number of TOS RSUs	0.398 conversion factor	+	$3.34 / VWAP on close of trading just prior to merger	Conversion Ratio	Equivalent number of AMTD shares
$9.00 to $10.85	2:0 - to - 1		2.0	—	0.398		0.227	0.625	—
$12.92 to $14.73	2.4 - to - 1		2.4	—	0.398		0.227	0.625	—
$15.69 to $16.92	2.7 - to - 1		2.7	—	0.398		0.227	0.625	—
$23.54	3.7 - to - 1		3.7	—	0.398		0.227	0.625	—
$25.45 to $38.95	10.0 - to - 1		10.0	—	0.398		0.227	0.625	—
		—		—					—

Option assumption if you elect NOT to accept the exchange offer:

Input the exercise price of the existing option here	Input the number of shares of thinkorswim stock subject to the stock option	Conversion Ratio (see above example)	AMTD Exercise Price	Equivalent number of AMTD shares
		0.625	—	—

Neither thinkorswim nor any director, officer, employee or agent of thinkorswim makes any recommendation as to whether you should tender or refrain from tendering eligible options for exchange.